Exhibit (G)(2)

                        INVESTMENT SUB-ADVISORY AGREEMENT

     AGREEMENT, dated June 18, 2002, between Hyperion Capital Management, Inc. (the "Adviser"), a Delaware corporation, and Lend Lease Hyperion Capital Advisors, L.L.C. (the "Sub-Adviser"), a Delaware limited liability company.

     WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the "Advisory Agreement") of even date herewith with The Hyperion Strategic Mortgage Income Fund, Inc. (the "Fund"), a Maryland corporation; and

     WHEREAS, the Adviser seeks to retain the Sub-Adviser in connection with the Adviser's duties and obligations under said Investment Advisory Agreement and the Sub-Adviser desires to provide such assistance.

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

     1.   In General

     The Sub-Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Adviser with respect to the investment of that portion of the Fund's assets constituting commercial mortgage-backed securities ("CMBS") and to provide investment research and advice with respect to, supervise and arrange the purchase of CMBS for and the sale of CMBS held in the investment portfolio of the Fund (the CMBS portion of the Fund's portfolio is referred to herein as the "Portfolio").

     2. Duties and Obligations of the Sub-Adviser with Respect to Investments of Assets of the Fund

     (a) Subject to the succeeding provisions of this paragraph and subject to the direction and control of the Adviser, the Sub-Adviser shall (i) act as investment adviser for and supervise and manage the investment and reinvestment of the Portfolio only and in connection therewith have complete discretion in purchasing and selling CMBS for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities on behalf of the Fund; (ii) supervise continuously the investment program of the Fund and the composition of its investment portfolio only as such program and portfolio pertain to CMBS; and (iii) arrange, subject to the provisions of paragraph 3 hereof, for the purchase and sale of CMBS held in the Portfolio.

     (b) In the performance of its duties under this Agreement, the Sub-Adviser shall at all times conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Company Act of 1940 (the "Act"), and of any rules or regulations in force thereunder; (ii) the provisions of Subchapter M of the Internal Revenue Code of 1986, as amended, and of any rules or regulations in force thereunder; (iii) any other applicable provision of law; (iv) any policies and determinations of the Board of Directors of the Fund and of the Adviser; and (v) the provisions of the Articles of Incorporation and By-Laws of the Fund, as such documents are amended from time to time.

     (c) The Sub-Adviser will bear all costs and expenses of its members and employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or directors fees of any officers or directors of the Fund who are affiliated persons (as defined in the Act) of the Sub-Adviser.

     (d) The Sub-Adviser shall give the Adviser the benefit of its best judgment and effort in rendering services hereunder, but the Sub-Adviser shall not be liable for any act or omission or for any loss sustained by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

     (e) Nothing in this Agreement shall prevent the Sub-Adviser or any director, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its partners, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that the Sub-Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

     (f) (i) The Adviser will have sole and absolute discretion to determine the amount or percentage of Fund assets to be invested in CMBS. The Sub-Adviser shall invest that portion of the Fund's assets designated by the Adviser for CMBS as soon as practicable or at such later time as the Adviser may direct after such funds are made available for investment. From time to time the Adviser may determine to increase or decrease the amount or percentage of Fund assets to be invested in CMBS. If the Adviser determines to increase such amount or percentage, the Sub-Adviser shall invest such additional funds in CMBS as soon as practicable, or at such later time as the Adviser may direct, after
          (i) notice of such increase is given to the Sub-Adviser and (ii) such additional funds are made available for investment. If, on the other hand, the Adviser determines to decrease such amount or percentage, the Sub-Adviser shall, as soon as practicable, or at such later time as the Adviser may direct, after notice of such decrease is given to the Sub-Adviser, liquidate that portion of the Portfolio required for the Portfolio to represent the desired amount or percentage of the Fund assets and cause such liquidated assets to be available to the Adviser.

          (ii) Hedging of positions in the Portfolio, if any, will be undertaken by the Adviser in consultation with the Sub-Adviser.

          (g) The Sub-Adviser shall provide the Adviser with monthly reports within 5 business days of the end of each month and quarterly reports within 7 business days of the end of each calendar quarter. Such reports shall include (i) an itemized print-out of the Portfolio as of the last day of the period, including the current market value thereof (ii) a statement of the Sub-Adviser's advice concerning the Fund's investments in CMBS in light of the objectives of the Fund and the then current market conditions, (iii) a print-out of the performance of the Portfolio relative to a mutually agreed upon CMBS securities index, and
               (iv) such other information as the Adviser may from time to time reasonably request.

          3.   Portfolio Transactions and Brokerage

                  The Sub-Adviser is authorized, for the purchase and sale of the securities in the Portfolio, to employ such securities dealers as may, in the judgment of the Sub-Adviser, implement the policy of the Fund to obtain the best net results taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operational facilities and the firm's risk in positioning the securities involved. Consistent with this policy, the Sub-Adviser is authorized to direct the execution of Portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Sub-Adviser to be useful or valuable to the performance of its investment advisory functions for the Portfolio. In addition, the Sub-Adviser may give proper instructions to the Fund's custodian in connection with the purchase or sale of CMBS. The Adviser, upon the Sub-Adviser's request, shall confirm such authority to the Custodian.

          4.   Compensation of the Sub-Adviser

          (a) The Adviser agrees to pay to the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for all services rendered by the Sub-Adviser as such, a fee computed and payable monthly in an amount as attached on Schedule A per annum of the Portfolio's average weekly net assets on an annualized basis, for the then-current fiscal year. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

          (b) For purposes of this Agreement, the average weekly net assets of the Portfolio shall mean the average weekly value of the total assets of the Portfolio, minus the sum of (i) accrued liabilities (including accrued expenses) directly related to the Portfolio,
               (ii) that percent of both declared and unpaid dividends on the Common Shares issued by the Fund and any Preferred Shares issued by the Fund (the "Preferred Shares") and any accumulated dividends on any Preferred Shares, but without deducting the aggregate liquidation value of the Preferred Shares, that is equal to the percent of the Fund's assets that the Portfolio represents, and (iii) that percent of accrued liabilities related to the Fund in general that is equal to the percent of the Fund's assets that the Portfolio represents. The average weekly net assets of the Portfolio shall be calculated pursuant to the procedures adopted by resolutions of the Directors of the Fund for calculating the net asset value of the Fund's shares or delegating such calculations to third parties and such determination shall be binding on the Sub-Adviser.

          5.   Indemnity

          (a) Subject to and only to the extent of the indemnification provided to the Adviser by the Fund in the Advisory Agreement, the Adviser hereby agrees to indemnify the Sub-Adviser and each of the Sub-Adviser's directors, officers, employees and agents (including any individual who serves at the Sub-Adviser's request as director, officer, partner, trustee or the like of another corporation or other entity in connection with the Sub-Adviser's duties under this Agreement) (each such person being an
               "indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable corporate law) reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this Section 5 or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Fund and the Adviser and furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no indemnitee shall be indemnified hereunder against any liability to the Adviser or the Fund or its stockholders or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith,
               (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as "disabling conduct"), (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination, in accordance with paragraph 5(c) below, that such settlement or compromise is in the best interests of the Fund and the Adviser and that such indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interest of the Fund and the Adviser and did not involve disabling conduct by such indemnitee, (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by the Adviser and (4) the indemnity provided herein shall only be effective if, and to the extent, the Adviser is indemnified by the Fund pursuant to the Advisory Agreement for the loss related to such indemnity.

          (b) To the extent made available to the Adviser pursuant to the Advisory Agreement, the Adviser shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Adviser receives a written affirmation of the indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Adviser, unless it is subsequently determined that it is entitled to such indemnification and if the Adviser and the directors of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide security for this undertaking, (B) the Adviser and the Fund shall be insured against losses arising by reason of any lawful advances,
               (C) a majority of a quorum consisting of directors of the Fund who are neither "interested persons" of the Fund (as defined in Section 2(a)(19) of the Act) nor parties to the proceeding ("Disinterested Non-Party Directors") or (D) an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

          (c) All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct or, (2) in the absence of such a decision, by (i) the Advisor together with a majority vote of a quorum of the Disinterested Non-Party Directors of the Fund, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations regarding advance payments in connection with the expense of defending any proceeding shall be authorized in accordance with the immediately preceding clause (2) above.

          The rights accruing to any indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

          6. Duration and Termination

          (a) This Agreement shall become effective on the date first set forth above and shall continue until May 31, 2004. This Agreement shall continue thereafter from year to year, but only so long as such continuation is specifically approved at least annually in accordance with the requirements of the Investment Company Act of 1940.

          (b) This Agreement may be terminated by the Sub-Adviser at any time without penalty upon giving the Adviser sixty days' written notice (which notice may be waived by the Adviser) and may be terminated by the Adviser at any time without penalty upon giving the Sub-Adviser sixty days' notice (which notice may be waived by the Sub-Adviser); provided that such termination by the Adviser shall be directed or approved by the vote of a majority of the Directors of the Fund in office at the time or by the vote of the holders of a "majority" (as defined in the Investment Company Act of 1940) of the voting securities of the Fund at the time outstanding and entitled to vote. This Agreement shall terminate automatically in the event of its assignment (as "assignment" is defined in the Investment Company Act of 1940). The Sub-Adviser represents that it is a corporation and will notify the Adviser promptly after any change in control of such corporation, as defined in Section 2(a)(9) of the Act.

          7. Assignment

          This Agreement may not be assigned by either party hereto and will terminate upon assignment.

          8. Notices

          Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the date actually received.

          9. Governing Law

          This Agreement shall be construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the Act.

          IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their respective seals to be hereunto affixed, all as of the day and the year first above written.

                           HYPERION CAPITAL MANAGEMENT, INC.

                            By:     /s/ Thomas F. Doodian
                                    ----------------------------
                                    Thomas F. Doodian
                                    Chief Operating Officer


                           LEND LEASE HYPERION CAPITAL ADVISORS, L.L.C.

                            By:     /s/ Thomas F. Doodian
                                    ----------------------------
                                    Thomas F. Doodian
                                    Controller

                                   SCHEDULE A

        For CMBS rated:                          Annual fee:

        AAA, AA                                  0.13%
        A                                        0.18%
        BBB                                      0.25%
        BB                                       0.50%
        B                                        0.75%
        Unrated                                  1.00%